Exhibit 99.1

news release
TENNECO INC. COMPLETES PUBLIC OFFERING, RAISING APPROXIMATELY $187 MILLION IN
NET PROCEEDS
Lake Forest, Ill, November 24, 2009 — Tenneco Inc. (NYSE:TEN) today announced that it successfully completed the previously announced public offering of 12,000,000 shares of its common stock at a price of $16.50 per share.
Tenneco received $198 million in gross proceeds and approximately $187 million in net proceeds, after expenses, from the sale of its common stock. Tenneco will use the proceeds to repay outstanding borrowings under its revolving credit facility (without reducing the commitments under the revolving credit facility) and for general corporate purposes.
J.P. Morgan Securities Inc., BofA Merrill Lynch, and Deutsche Bank Securities Inc. acted as joint book-running managers of the offering. The offering was made pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC).
Copies of the final prospectus supplement and the accompanying prospectus relating to the offering are available from the SEC, including from its website at http://www.sec.gov; or from the offices of J.P. Morgan Securities Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or email Prospectus.Requests@ml.com; or Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Tenneco
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe ® , Walker ® , Gillet™ and Clevite ® Elastomer brand names.
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Contacts:
Jane Ostrander
Investor inquiries
847 482-5607
jostrander@tenneco.com
Jim Spangler
Media inquiries
847 482-5810
jspangler@tenneco.com